Exhibit 99.1

Gaiam Announces Second Quarter 2010 Results

Results from operations improved $1.1 million or 49%

Boulder, CO, August 4, 2010 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its second quarter ended June 30, 2010. Gaiam will host a conference call today, August 4, 2010, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Net revenue for the second quarter ended June 30, 2010 declined 6.7% to $56.4 million from $60.5 million recorded in the same quarter last year. A weakening in the consumer environment and the timing of some orders from retailers, combined with planned reductions in catalog circulation and the closure of unprofitable businesses during last twelve months, resulted in a decline in second quarter revenue.  Profitability improved despite lower revenue and additional costs incurred to consolidate warehouses.

Gross profit decreased to $28.9 million, or 51.3% of net revenue, for the second quarter of 2010, from $31.4 million, or 52.0% of net revenue, during the comparable quarter last year. The change in gross margin resulted primarily from increased revenues in the lower margin solar segment. Excluding the solar segment, gross profit, as a percentage of net revenue, increased to 61.4% for the second quarter from 59.0% during the comparable quarter last year.

Expenses decreased $3.6 million, or 230 basis points as a percentage of net revenue, to $30.0 million, or 53.3% of net revenue, during the second quarter of 2010 from $33.6 million, or 55.6% of net revenue, during the same quarter last year.  The improvement was the result of payroll and infrastructure cost reduction measures, as well as optimization of television advertising expenses and reduced catalog circulation.

Loss from operations for the second quarter of 2010 was $1.1 million, a 48.5% improvement on the $2.2 million loss during the same quarter last year.  Net loss was $0.5 million, or $0.02 per share, during the quarter, compared to a net loss of $1.0 million, or $0.04 per share, during the same quarter last year.

For the six months ended June 30, 2010, Gaiam recorded net revenue of $118.6 million, a 1.9% increase from $116.4 million for the first half of last year.  The Company recorded a net loss of $0.8 million, or $0.03 per share, for the first half of 2010 compared to a net loss of $4.1 million, or $0.17 per share, for the six months ended June 30, 2009.

The Company ended the second quarter of 2010 with $43.0 million in cash and no debt.  Cash reduction of $5.3 million from the end of last year was due to the payment of an annual cash dividend of $3.5 million, or $0.15 per share, and the acquisition of Discovery’s catalog media library from its previous licensor to complement the Company’s new licensing relationship with Discovery.

“In the second quarter, retailers reacted to the volatile consumer climate with conservative ordering patterns,” commented Lynn Powers, Gaiam’s President & CEO.  “Our continued focus on controlling costs enabled us to deliver a 49% improvement in operational income, even with lower revenue for the quarter. We continue to focus on growth we can control including growing our store within store presence to over 12,500 doors, up from 12,000 last quarter. With the completion of the warehouse consolidation at the end of June, which will give us an additional $1 million in annual savings going forward, we are now turning our attention to growth opportunities for the Gaiam brand. Our revenues will be positively impacted beginning in September by the addition of new content and products, such as Discovery and

Reebok, which will contribute to revenue in the third quarter and then meaningfully grow our fourth quarter revenue.”

“We continue to focus on maintaining leadership in our respective markets.  Our U.S. market share in the non-theatrical DVD segment (Nielsen Videoscan) is 10%, up from 5% at the end of last year, and our fitness market share improved to 42.7%,” said Jirka Rysavy, Chairman.  “Challenging environments always bring opportunities to companies with a solid balance sheet and strong brand.  We have returned our focus to searching for companies and content that fit into our business model and can leverage our broad distribution footprint.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on August 11, 2010.

Replay number:	(800) 937-9698; (402) 220-3061
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories.  With a wide distribution network that consists of 67,000 retail doors, over 12,500 store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners.  For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers	John Mills
	VP Corporate Finance and Investor Relations	Senior Managing Director, ICR
	303-222-3808	310-954-1105
	carole.buyers@gaiam.com	jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
Net revenue	$56,426	100.0%	$60,475	100.0%

Cost of goods sold	27,501	48.7%	29,029	48.0%

Gross profit	28,925	51.3%	31,446	52.0%

Selling and operating	27,001	47.9%	30,685	50.7%
Corporate, general and administration	3,044	5.4%	2,937	4.9%

Loss from operations	(1,120)	-2.0%	(2,176)	-3.6%

Interest and other income	72	0.1%	61	0.1%

Loss before income taxes	(1,048)	-1.9%	(2,115)	-3.5%

Income tax benefit	(553)	-1.0%	(838)	-1.4%

Net loss	(495)	-0.9%	(1,277)	-2.1%

Net (income) loss attributable to the noncontrolling interest	(48)	-0.1%	268	0.4%

Net loss attributable to Gaiam, Inc.	$(543)	-1.0%	$(1,009)	-1.7%

Weighted-average shares outstanding:
Basic	23,243		23,076
Diluted	23,243		23,076

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.02)		$(0.04)
Diluted	$(0.02)		$(0.04)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
Net revenue	$118,609	100.0%	$116,398	100.0%

Cost of goods sold	57,472	48.4%	53,966	46.4%

Gross profit	61,137	51.6%	62,432	53.6%

Selling and operating	56,785	47.9%	64,628	55.5%
Corporate, general and administration	6,035	5.1%	6,206	5.3%

Loss from operations	(1,683)	-1.4%	(8,402)	-7.2%

Interest and other income	139	0.1%	135	0.1%

Loss before income taxes	(1,544)	-1.3%	(8,267)	-7.1%

Income tax benefit	(730)	-0.6%	(3,087)	-2.7%

Net loss	(814)	-0.7%	(5,180)	-4.4%

Net loss attributable to the noncontrolling interest	21	0.0%	1,081	0.9%

Net loss attributable to Gaiam, Inc.	$(793)	-0.7%	$(4,099)	-3.5%

Weighted-average shares outstanding:
Basic	23,192		23,514
Diluted	23,192		23,514

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.03)		$(0.17)
Diluted	$(0.03)		$(0.17)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$43,035	$48,325
Accounts receivable, net	35,064	46,266
Inventory, net	25,183	26,872
Deferred advertising costs	2,706	1,909
Receivable and deferred tax assets	9,047	10,179
Other current assets	4,870	5,681
Total current assets	119,905	139,232

Property and equipment, net	27,834	28,217
Media library, net	15,293	12,354
Deferred tax assets, net	6,197	4,414
Goodwill	24,166	24,166
Other intangibles, net	538	652
Notes receivable and other assets	3,138	3,178
Total assets	$197,071	$212,213

Liabilities and Equity
Current liabilities:
Accounts payable	$24,739	$33,261
Accrued liabilities	7,431	11,061
Total current liabilities	32,170	44,322

Total equity	164,901	167,891
Total liabilities and equity	$197,071	$212,213